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                         CONSENT, WAIVER AND AMENDMENT


        This Consent, Waiver and Amendment is executed between Redhook Ale Brewery, Incorporated ("Redhook") and Anheuser-Busch, Incorporated ("A-B") as of September 19, 1997. In consideration of the covenants hereinafter set forth and intending to be legally bound hereby, Redhook and A-B agree as follows:

        1. A-B proposed to acquire, or to cause one of its affiliates to acquire, shares of Series B Preferred Stock of Widmer Brothers Brewing Company ("Widmer") and to distribute the beverage products of Widmer in Mexico, Canada, the fifty states of the United States of America, the District of Columbia, Puerto Rico and certain of the Caribbean Islands (the "Transaction"). Redhook hereby consents to the Transaction and waives any default arising under the Redhook Distribution Agreement as a result thereof. Redhook agrees that the Transaction, the ownership by A-B or any affiliate of A-B of shares of Series B Preferred Stock of Widmer, the conversion of the Series B Preferred Stock into the common stock of Widmer or the acquisition or ownership of A-B or any affiliate of A-B or any other equity security issued by Widmer and the Distribution by A-B or any affiliate of A-B of any beverage products of Widmer shall not be a violation of A-B's obligations under the Redhook Distribution Agreement) payable pursuant to the Redhook Distribution Agreement.

        2. Section 10.07 of the Redhook Distribution Agreement is hereby amended to read as follows:

        10.07   (a)     Except as provided in Section 10.07(b), if Redhook's
management desires to investigate the production, sale, distribution or licensing the production of any Product in any country outside the Territory, Redhook shall first confer with A-B and provide A-B with all information at Redhook's disposal which A-B reasonably requests in relation to distribution in such country. Redhook shall give A-B an exclusive period of at least ninety
(90) days to make a proposal to Redhook's board of directors whereunder A-B would serve as a master distributor in such country, before Redhook or its management enters into an detailed negotiations with any other Person regarding sale or distribution of the Products in such country. Notwithstanding the foregoing, Redhook reserves the right in its sole discretion to choose any Person to distribute Products in such country, except that Redhook shall not be permitted to choose an A-B Competitor (as defined in Section 7.05 above), the majority of whose alcohol beverage sales are made in the Territory, for such purpose.

                (b) Redhook agrees that it shall not sell any Product in Japan using any distributor other than Itochu International, Inc., or its affiliates, without providing A-B an exclusive period of at least ninety (90) days to make a proposal to Redhook's board of directors whereunder A-B would serve as master distributor in Japan, before Redhook or its management enters into any detailed negotiations with any other Person regarding such sale or distribution of the Products in Japan. Notwithstanding the foregoing, Redhook reserves the right in its sole discretion to choose any Person to distribute Products in Japan, except that Redhook shall not be permitted to choose an A-B Competitor (as defined in Section 7.05 above), the majority of whose alcohol beverage sales are made in the Territory, for such purpose.

                (c) Redhook shall not export any malt beverage products in any fiscal year, unless, after giving effect to such export, Redhook's capacity to produce malt beverage products in such fiscal year exceeds by at least one hundred thousand Barrels the anticipated sales of Redhook malt beverage products in the United States in such fiscal year. For this purpose, anticipated sales will be determined by the business plan approved by the board of directors of Redhook for such fiscal year and Redhook's capacity to produce malt beverage products will be determined under the assumption that Redhook will operate its production facilities in the ordinary course of business and giving effect to any capital
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improvements that such business plan contemplates will be made in such fiscal year. Redhook shall not incur sales and marketing expenses in any fiscal year related to or arising out of sales of malt beverage products outside of the United States in excess of five percent of Redhook's aggregate sales and marketing expenses for such fiscal year.

     3. Effective on the later of October 1, 1997 or the effective date of this Section 3 of the Consent, Waiver and Amendment, Section 10.18 of the Redhook Distribution Agreement shall be amended to read as follows:

     10.18 During the Term of this Agreement, A-B shall for the benefit of Redhook maintain in its employ a corporate inventory management employee (the "Inventory Manager"), a substantial portion of the responsibilities of whom shall be to coordinate and administer logistics of Product distribution to Alliance Wholesalers. Within fifteen (15) days of the end of each calendar quarter during the Term, Redhook shall pay to A-B an Inventory Management Fee of 93.8% of the base salary and bonuses paid to such Inventory Manager during such calendar quarter (such number being the product of 140% and .67); provided, however, that the salary and bonuses paid to such Inventory Manager shall be commensurate with the salary and bonuses paid to A-B employees with similar experience, training, skill level and performance. The percentage specified in this Section reflects the assumption that on an annual basis the Inventory Manager will generally devote a percentage of her working day to the distribution of Product that is twice the percentage of her working day that she devotes to the distribution of the products of Widmer Brothers Brewing Company ("Widmer") (for purposes of this Section 10.18 time spent by other employees of A-B on these matters shall be deemed to be time spent by her). Annually, A-B and Redhook shall review the time spent by the Inventory Manager with respect to the Product relative to the time spent by the Inventory Manager with respect to the distribution of the products of Widmer, and annually A-B and Redhook shall adjust the percentage specified in this paragraph so that it is the product of 140% and a fraction, the numerator of which is the percentage of the working day of the Inventory Manager related to the distribution of the Product and the denominator of which is the sum of the percentage of the working day of the Inventory Manager related to the distribution of Product and the percentage of the working day of the Inventory Manager related to the distribution of the products of Widmer, in each case determined for the preceding year.

     4. In the event that Redhook desires to purchase materials from any vendor from which A-B purchases materials, at the request of Redhook, A-B shall use commercially reasonably best efforts to induce such vendor to sell such materials to Redhook at the prices and at the other terms that would be applicable to A-B's purchase of such materials (and, if A-B does not purchase the materials designated by Redhook for its own purposes, at the prices and at the other terms that would be applicable to A-B's purchase of such materials in the quantities required by Redhook), or, if that is not possible, at the lowest price and on as favorable terms as may be obtained by A-B on behalf of Redhook through the exercise of commercially reasonable best efforts. A-B's obligation to undertake such efforts shall be conditioned upon an agreement between A-B and Redhook as to Redhook's reimbursement of A-B for any costs incurred by A-B (including imputed overhead costs) in connection therewith; upon A-B's obtaining assurances satisfactory to it that its efforts shall not result in a violation of any of its confidentiality or other obligations to its vendors; and upon A-B's obtaining assurances satisfactory to it that A-B will not incur any liabilities as a result of such efforts. The obligations of A-B under this
Section 4 shall terminate upon the termination of the Redhook Distribution Agreement. The provisions of this paragraph shall not obligate A-B (a) to terminate or reduce its purchase of materials from any vendor or threaten any such termination or reduction or (b) to increase the price paid by it for the purchase of materials or otherwise to accept less favorable terms in connection with its purchase of materials.

     5. Redhook and A-B have previously agreed to fix Redhook's liability for the reimbursement of A-B for payments made by A-B on the behalf of Redhook for price promotions relating to products of Redhook in 1995 and 1996 in an agreed upon amount. Redhook shall pay such
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amount to A-B on or prior to October 23, 1997. Upon such payment, Redhook's liability to A-B for reimbursement for such price promotion shall be discharged.

      6. The term "Redhook Distribution Agreement" shall mean the Master Distributor Agreement dated October 18, 1994 between Redhook and A-B, as amended to the date hereof.

      7. Except as provided in the next sentence, the terms of this Consent, Waiver and Amendment shall become effective and binding upon each party hereto upon the execution and delivery hereof. Section 1,3 and 4 hereof shall become effective and binding upon each party hereto upon the consummation of the Transaction.

      8. All provisions of the Redhook Distribution Agreement not amended hereby shall remain in full force and effect. The obligations of the parties under Section 10.18 of the Redhook Distribution Agreement arising prior to the effective date of the amendment thereto described herein shall survive such amendment and remain in full force and effect.

      9. This Consent, Waiver and Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. A-B may, at its option, assign its rights hereunder to any other direct or indirect subsidiary of Anheuser-Busch Companies, Inc., provided that A-B remains liable for its obligations hereunder.

     10. This Consent, Waiver and Amendment shall be governed by the laws of the State of Missouri, without regard to the provisions thereof relating to conflicts of laws.

     11. This Consent, Waiver and Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     12. Any amendment or waiver of any provision of this Consent, Waiver and Amendment shall not be effective unless the same shall be in writing and signed by Redhook and A-B and shall specifically refer to this Consent, Waiver and Amendment.

     IN WITNESS WHEREOF, Redhook and A-B have executed this Consent, Waiver and Amendment by their respective officers thereunto duly authorized.

                          REDHOOK ALE BREWERY, INCORPORATED


                          By /s/ Bradley A. Berg
                            -------------------------------------------------
                          Title: Executive Vice President & CFO

                          ANHEUSER-BUSCH, INCORPORATED

                          By /s/ Bruce M. Sandison
                            -------------------------------------------------
                          Title: Vice President-Wholesaler System Development